Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intevac, Inc. of our report dated February 15, 2024, relating to the consolidated financial statements of Intevac, Inc., which appears in the Annual Report on Form 10-K of Intevac, Inc. for the year ended December 30, 2023.

/s/ BPM LLP

San Jose, California

August 6, 2024